Exhibit 99.2

POLICY AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

A. Policy Statement

Helio Corporation, a Florida corporation (the “Company”), recognizes that Related Party Transactions (as defined below) may raise questions among stockholders as to whether those transactions are consistent with the best interests of the Company and its stockholders. It is the Company’s policy to enter into or ratify Related Party Transactions only when the Board of Directors, acting through the Audit Committee or as otherwise described herein, determines that the Related Party Transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Parties (as defined below) on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Company has adopted the procedures set forth below for the review, approval or ratification of Related Party Transactions.

This policy has been approved by the Audit Committee of our Board of Directors (the “Committee”). The Committee shall be comprised solely of independent directors as determined in accordance with the listing standards of The Nasdaq Stock Market (“Nasdaq”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The Committee will review and may amend this policy from time to time.

B. Related Party Transactions

For the purposes of this policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect material interest. For purposes of this Policy, a Related Party Transaction shall include the hiring by the Company (including any of its subsidiaries) of any immediate family member of any director, named executive officer or more than 5% beneficial owner.

For purposes of this Policy, a “Related Party” means:

1.	any party who is, or at any time since the beginning of the Company’s last fiscal year was, a director or named executive officer of the Company, or a nominee to become a director of the Company;

2.	any party who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

3.	any immediate family member of any of the foregoing parties, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any party (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

4.	any firm, corporation or other entity in which any of the foregoing parties is a director, executive officer or is a general partner or principal or in a similar position or in which such party has a 5% or greater beneficial ownership interest.

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C. Approval Procedures

Related Party Transactions that are identified as such prior to the consummation thereof or amendment thereto shall be consummated or amended only if the following steps are taken:

1.	Prior to entering into the Related Party Transaction, (a) the Related Party, (b) the director, executive officer, nominee or beneficial owner who is an immediate family member of the Related Party, or (c) the business unit or function/department leader responsible for the potential Related Party Transaction shall provide notice to the CFO of the Company of the facts and circumstances of the proposed Related Party Transaction, including: (i) the Related Party’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed Related Party Transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved; (iii) the benefits to the Company of the proposed Related Party Transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed Related Party Transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. The CFO will assess whether the proposed transaction is a Related Party Transaction for purposes of this policy.

2.	If the CFO determines that the proposed transaction is a Related Party Transaction, the proposed Related Party Transaction shall be submitted to the Committee for consideration at the next Committee meeting or, in those instances in which the CFO determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, to the Chair of the Committee (who will possess delegated authority to act between Committee meetings).

3.	The Committee, or where submitted to the Chair, the Chair, shall consider all of the relevant facts and circumstances available to the Committee or the Chair, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer (including whether the transaction would affect the director’s independence under the Nasdaq listing standards); the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Committee shall participate in any review, consideration or approval of any Related Party Transaction with respect to which such member or any of his or her immediate family members is the Related Party. The Committee (or the Chair) shall approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee (or the Chair) determines in good faith. The Committee or Chair, as applicable, shall convey the decision to the CFO, who shall convey the decision to the appropriate parties within the Company.

4.	The Chair of the Committee shall report to the Committee at the next Committee meeting any approval under this policy pursuant to delegated authority.

D. Ratification Procedures

In the event the Company becomes aware of a Related Party Transaction that has not been previously approved or previously ratified under this Policy:

1.	If the transaction is pending or ongoing, it will be submitted to the Committee or Chair of the Committee promptly for evaluation, taking into account the same factors described above. Based on the conclusions reached, the Committee or the Chair shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Party Transaction.

2.	If the transaction is completed, the Committee or Chair of the Committee shall evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction or any other action is appropriate.

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E. Annual Questionnaires and Certifications

To assist the Company in identifying potential Related Party Transactions and ensuring compliance with this Policy, the Company shall implement the following annual procedures:

1.	Annual Questionnaires. On at least an annual basis, the CFO (or his or her designee) shall distribute a questionnaire to each director, director nominee, and executive officer of the Company requesting disclosure of any relationships, transactions, or arrangements that may constitute or give rise to a Related Party Transaction. The questionnaire shall be designed to elicit information sufficient to enable the Committee to identify all potential Related Party Transactions requiring review under this Policy.

2.	Annual Certifications. Each director, director nominee, and executive officer shall annually certify, in writing, that: (a) he or she has reviewed this Policy; (b) to his or her knowledge, all Related Party Transactions in which he or she has an interest have been disclosed to the CFO in accordance with this Policy; and (c) no Related Party Transaction in which he or she has an interest is pending, ongoing, or was consummated during the prior fiscal year without prior submission to the CFO as required hereunder, except as otherwise previously disclosed.

3.	Interim Updates. Each director, director nominee, and executive officer shall promptly update his or her disclosures during the course of the year to the extent any information provided in the annual questionnaire or certification becomes inaccurate or incomplete as a result of changed facts or circumstances, or as a result of any new transaction, arrangement, or relationship that arises between annual questionnaire cycles.

F. Disclosure

All Related Party Transactions that are required to be disclosed in the Company’s filings with the Securities and Exchange Commission, as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations, shall be so disclosed in accordance with such laws, rules and regulations. The material features of this policy shall be disclosed in the Company’s annual report on Form 10-K or in the Company’s proxy statement, as required by applicable laws, rules and regulations.

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